Exhibit (12)

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE:  +1-212-455-2502

March 9, 2023

First Eagle Alternative Capital BDC, Inc.

500 Boylston Street, Suite 1200

Boston, MA 02116

Crescent Capital BDC, Inc.

11100 Santa Monica Blvd., Suite 2000

Los Angeles, CA 90025

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger, dated as of October 3, 2022 (the “Merger Agreement”), by and among Crescent Capital BDC, Inc., a Maryland corporation (“Parent”), Echelon Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Acquisition Sub”), Echelon Acquisition Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Acquisition Sub 2”), First Eagle Alternative Capital BDC, Inc., a Delaware corporation (the “Company”), and Crescent Cap Advisors, LLC, a Delaware limited liability company. Pursuant to the Merger Agreement, Acquisition Sub will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent. Immediately after the First Merger, the Company, as the surviving corporation, will merge with and into Acquisition Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquisition Sub 2 continuing as the surviving company and as a wholly-owned subsidiary of Parent. The time at which the First Merger becomes effective pursuant to Section 1.3(a) of the Merger Agreement is hereafter referred to as the “Effective Time,” and the time at which the Second Merger becomes effective pursuant to Section 1.3(b) of the Merger Agreement is hereafter referred to as the “Second Effective Time” (collectively, the “Effective Times”). We have acted as U.S. counsel to the Company in connection with the Mergers, and this opinion is being delivered pursuant to Section 7.3(e) of the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration No. 333-268153) (as amended, the “Registration Statement”), including the proxy statement/prospectus constituting a part thereof, filed by Parent with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letters of Parent and the Company delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Parent and the Company, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, (iii) the representations made by Parent and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of, Parent and/or the Company are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Times, in each case without such qualification. We have also assumed that each of Parent and the Company has complied with and, if applicable, will continue to comply with, its respective covenants contained in the Merger Agreement at all times up to and including the Effective Times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Mergers, taken together, constitute an integrated plan of the type contemplated in Internal Revenue Service Revenue Ruling 2001-46 and will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purposes, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of the form of this opinion as Exhibit 12 to the Registration Statement and to the references to our firm name therein.

Very truly yours, /s/ Simpson Thacher & Bartlett LLP